Exhibit 99.1

RESTRICTED SHARE INDUCEMENT AWARD AGREEMENT

This Restricted Share Inducement Award Agreement (“Agreement”) is entered into as of [DATE] between OraSure Technologies, Inc., a Delaware corporation (“OraSure” or the “Company”), and [Recipient] (“Participant”).

OraSure hereby awards to the Participant the number of restricted shares of OraSure common stock set forth in Section 1.2 of this Agreement, subject to the restrictions and on the terms and conditions set forth herein (the “Award”).

OraSure and Participant agree as follows:

1. Grant of Restricted Shares.

1.1

Incorporation of Plan Terms. This Award constitutes a non-plan “inducement award” as contemplated by NASDAQ Listing Rule 5635(c)(4) and is therefore not made pursuant to the OraSure Technologies, Inc. Stock Award Plan (the “Plan”). Nonetheless, the terms and provisions of the Plan are hereby incorporated into this Agreement by this reference, as if this Award had been granted pursuant to the Plan. Capitalized terms used but not defined herein will have the same meaning as defined in the Plan. A copy of the Plan has been provided to the Participant along with this Agreement.

1.2

Shares Subject to Award. Subject to the terms and conditions of this Agreement, OraSure hereby issues to Participant [xxx,xxx] shares of Common Stock (the “Restricted Shares”). The Restricted Shares shall Vest in accordance with Appendix A, subject to Participant’s continued employment by OraSure or its Subsidiaries (except as otherwise provided herein). This Award is in full satisfaction of OraSure’s obligations under Section [Section #] of that certain Employment Agreement between OraSure and Participant dated [Date of employment agreement] (the “Employment Agreement”).

2. Terms of Restricted Shares. The Restricted Shares shall be subject to all applicable provisions of the Plan and to the following terms and conditions:

2.1

Transfer Restrictions. None of the Restricted Shares, nor any rights with respect thereto, may be sold, assigned, transferred, pledged, encumbered, or otherwise disposed of, voluntarily or involuntarily, until such Shares become Vested in accordance with this Agreement. The foregoing restrictions are in addition to any other restrictions on transfer of the Restricted Shares arising under federal or state securities laws or other agreements with OraSure. Any purported sale, assignment, transfer, pledge, encumbrance, or other disposition of Restricted Shares in violation of this Agreement shall be null and void.

2.2

Vesting of Restricted Shares. Subject to Participant’s continued employment by OraSure or its Subsidiaries (except as otherwise provided herein), the Restricted Shares shall become Vested, and the restrictions set forth in Section 2.1 with respect thereto shall expire, in accordance with the vesting schedule in Appendix A. The terms of this Agreement, including but not limited to, the number of Restricted Shares which shall become Vested in accordance with this Agreement, shall be subject to adjustment pursuant to Section 13.2 of the Plan.

2.3

Termination of Employment. If Participant’s employment by OraSure and its Subsidiaries is terminated for any reason, all of the Restricted Shares that are not then Vested shall be forfeited to OraSure on the date of such termination with no payment to Participant.

3. Rights as Stockholder. Except as expressly provided in this Agreement, Participant shall be entitled to all the rights of a stockholder with respect to the Restricted Shares issued hereunder, including the right to vote such Restricted Shares and to receive cash dividends or distributions (if any) payable with respect to such Restricted Shares; provided that any cash dividends or distributions paid with respect to the Restricted Shares will be accrued by OraSure and paid to Participant only upon the vesting of the Restricted Shares to which they relate. Similarly, any stock dividends issued with respect to the Restricted Shares before the Restricted Shares have become Vested shall be treated as additional Restricted Shares subject to this Agreement and shall become Vested as the Restricted Shares with respect to which such stock dividends were issued become Vested.

4. Share Certificates. OraSure may issue stock certificate(s) or evidence the Participant’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificate(s), to the extent issued, shall be retained by OraSure until such time as the Restricted Shares are Vested or forfeited as provided in this Agreement. To the extent stock certificate(s) are issued, Participant shall execute and deliver to OraSure a separate stock power in blank with respect to each certificate for the Restricted Shares. The certificate(s), if any, representing Restricted Shares that have not yet become Vested shall bear a legend in substantially the following form, or to the extent a restricted book entry account is used, a notation to the same effect shall be used:

THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED AS RESTRICTED SHARES AND ARE SUBJECT TO RESTRICTIONS ON THEIR SALE, ASSIGNMENT, TRANSFER, PLEDGE, ENCUMBRANCE, OR OTHER DISPOSITION SET FORTH IN A RESTRICTED SHARE INDUCEMENT AWARD AGREEMENT DATED AS OF JUNE 4, 2022. A COPY OF THE RESTRICTED SHARE INDUCEMENT AWARD AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO ORASURE TECHNOLOGIES, INC.

Certificates for the Restricted Shares, to the extent issued (or otherwise recorded in book entry format), may also bear any other restrictive legends or notations (in physical or electronic form) required by law or any other agreement.

5. Federal Tax Election. Participant agrees to promptly notify OraSure if Participant makes an election under Internal Revenue Code Section 83(b) with respect to the Restricted Shares. Participant acknowledges that such an election must be made within 30 days after the issuance of the Restricted Shares.

6. Withholding Taxes. OraSure will have the right to deduct from any compensation payable to Participant any federal, state, or local taxes required to be withheld with respect to the issuance or Vesting of the Restricted Shares. Participant will make arrangements acceptable to OraSure for the full satisfaction of any such tax withholding obligations not later than the time that such obligations arise. To the extent authorized by the Committee, the withholding tax obligations arising in connection with this Award may be satisfied by the withholding by OraSure of a portion of the Shares subject hereto that have Vested. Such Restricted Shares will be valued based on their Fair Market Value on the date of withholding. Any stock withholding with respect to Participant will be subject to such limitations as the Committee may impose to comply with the requirements of the Exchange Act.

7. Other Documents. Participant agrees to furnish OraSure any documents or representations OraSure may require related to the Restricted Shares or this Agreement to assure compliance with applicable laws and regulations.

8. Administration. This Agreement and the rights of Participant hereunder are subject to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of this Agreement, all of which will be binding upon Participant.

9. Entire Agreement. This Agreement, including terms of Appendix A and Plan incorporated herein, contains the parties’ entire agreement regarding the Award evidenced hereby and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating thereto.

10. No Right to Continued Service. This Agreement shall not confer upon Participant any right to be retained in service by OraSure or its Subsidiaries for any specified period, nor limit the right of OraSure to terminate Participant’s service at any time, for any reason.

11. Conflicts. To the extent the terms of this Agreement are inconsistent or in conflict with the terms of the Employment Agreement or the Plan, the terms of this Agreement shall control.

12. Notices. Any notices under this Agreement shall be in writing and shall be effective when actually delivered personally or, if mailed, when deposited as certified mail, directed to OraSure at its principal offices, to Participant at the address maintained in OraSure’s records, or to such other address as either party may specify by notice to the other party.

13. Choice of Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to any contrary conflicts of laws rules.

14. Successorship. Subject to the restrictions on transferability of the Restricted Shares set forth in this Agreement and the Plan, this Agreement shall be binding upon and benefit the parties, their successors and assigns.

IN WITNESS WHEREOF, the parties have each executed this Restricted Share Inducement Award Agreement on the date set forth below, respectively.

PARTICIPANT	ORASURE TECHNOLOGIES, INC.

By:
[Recipient’s Name]
Title:
Date:
Date:

APPENDIX A

VESTING SCHEDULE

Vesting Date	# of Shares Vested

The Restricted Shares will also be subject to accelerated vesting in certain circumstances, to the extent provided (and subject to the conditions stated) in Section [insert section number] of the Employment Agreement.